Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

SmartStop Self Storage REIT, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.001 per share	Rule 457(h)	10,000,000(3)	$15.08	$150,800,000	$0.0000927	$13,979.16

Total Offering Amounts					$150,800,000		$13,979.16

Total Fee Offsets(4)							—

Net Fee Due							$13,979.16

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered also includes an indeterminate number of additional shares of the registrant’s common stock that become issuable under the registrant’s 2022 Long-Term Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, or other similar transaction that increases the number of outstanding shares of the registrant’s common stock.

(2)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The registration fee is based on the net asset value per share of $15.08 for the registrant’s Class A Common Stock, which value was calculated as of June 30, 2021 in accordance with the registrant’s valuation policies. The registrant’s shares of Class A Common Stock are not listed on a national securities exchange and there is not otherwise an established public trading market for the registrant’s shares.

(3)	Represents the maximum number of shares of the registrant’s Class A Common Stock issuable under the 2022 Plan.

(4)	The registrant does not have any fee offsets.